Exhibit 99.1

Important Notice to Directors and Executive Officers

Concerning Termination of the Blackout Period

January 29, 2008

As you know, Federal-Mogul Corporation (“Old Federal-Mogul”) emerged from bankruptcy, and its Plan of Reorganization (the “Plan”) became effective on December 27, 2007 (the “Effective Date”). Old Federal-Mogul merged with and into New Federal-Mogul Corporation, a Delaware corporation (the “Company”), with the Company as the surviving corporation and the Company changed its name to Federal-Mogul Corporation. On the Effective Date, certain securities of Old Federal-Mogul, including the outstanding shares of Old Federal-Mogul’s Common Stock and Series C ESOP Convertible Preferred Stock held by Old Federal-Mogul’s 401(k) Investment Program (the “401(k) Program”), Salaried Employees’ Investment Program (the “SEIP”), and the Employee Investment Program (the “EIP,” together with the 401(k) Program and the SEIP, the “Programs”) were cancelled and the holders thereof received in exchange therefor warrants (the “Warrants”) to purchase Class A Common Stock of the Company. In addition, the Company elected to merge the SEIP into the 401(k) Program.

On December 21, 2007, the Company sent a notice to you with regard to a blackout period in connection with these transactions, indicating that you would not be able to exercise or sell the Warrants held by the Programs or trade any other equity securities of the Company for a period beginning on December 27, 2007 and estimated to end on or about March 31, 2008. This period is referred to as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR. Regulation BTR imposes penalties, such as a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period. While the Company originally anticipated that these transactions would conclude on or about March 31, 2008, they were able to be accomplished sooner. As a result, the blackout period has ended on January 28, 2008 and you are no longer be subject to the restrictions on trading imposed under Regulation BTR.

If you have any questions on this notice, please call or email:

Robert L. Katz

Senior Vice President, General Counsel and Secretary

(248) 354-9924

bobby.katz@federalmogul.com.